April 5, 1996

 Dear Shareholder:

     As you will note from the attached news release, the board and management have agreed to terms which end the current consent solicitation by a dissident group of shareholders. Consequently, we can once again focus our complete energies and resources on our primary objective of creating shareholder value.

     The changes you have seen us make in the company have provided a great deal of upside potential in our assets which we believe will begin to be realized in the stock price, particularly if there is a favorable resolution of the Tennessee Gas litigation.

     Thank you for your support. Our annual shareholders meeting is scheduled for June 6. A proxy for the meeting should be mailed in the near future. Please call our investor relations department at 800/837-6768 if you have questions or comments.

                                                 Sincerely,

                                                 /s/ Bruce A. Smith

                                                 Bruce A. Smith



FOR IMMEDIATE RELEASE                                  Contact:  Greg Wright
                                                           (210) 283-2440






                     TESORO AND DISSIDENT SHAREHOLDER GROUP
                       AGREE TO END CONSENT SOLICITATION

     San Antonio, Texas -- April 5, 1996 -- Tesoro Petroleum Corporation (NYSE:TSO) and the Committee for New Management of Tesoro Petroleum Corporation today announced that an agreement has been reached to end a consent solicitation initiated by the Committee Dec. 26, 1995.

     Following is a summary of the terms of the agreement.

     . The Committee will terminate its current consent solicitation and both parties will dismiss all pending legal action.

     . The members of the dissident shareholder group have agreed that, for a period ending the earlier of the day after Tesoro's 1999 annual meeting or June 30, 1999, they will not seek to take over control of the company or support, encourage or assist any effort to elect anyone to Tesoro's Board of Directors other than nominees recommended by the board.

     . Three new directors will be named to Tesoro's board, increasing the number of directors to nine: One director will be Sanford B. Prater, a partner of Ardsley Advisory Partners, the company's largest shareholder; Dr. Alan Kaufman, a Committee member, will be elected as a second director; and the third will be selected by the board's Governance Committee but will have no prior connection to Tesoro, the Committee or Ardsley.

                                     -more-

     "This consent solicitation has diverted management time and company resources from our primary objective of increasing shareholder value," Tesoro Chief Executive Officer Bruce Smith said. "Beginning last year, we have initiated cost savings, redeployed assets, lowered debt, strengthened management and improved corporate governance, all of which sets the stage for improved value. This is a program that needs our full attention. We believe this settlement represents a win-win solution for our shareholders since it adds additional shareholder representation on our board and will include individuals who will bring a different perspective to Tesoro. We welcome this change and are pleased that we can once again bring our full resources to bear on improving Tesoro's operations."

     Kevin Flannery, president of Whelan Management Corp., said "We have seen the implementation of many of the changes the Committee has sought and now believe the management and board of Tesoro are headed in the right direction to create shareholder value. We are pleased that members of the board now represent ownership of approximately 20% of Tesoro's outstanding shares."

     Tesoro Petroleum Corporation is a natural resource company engaged in natural gas exploration and production, petroleum refining and marketing, and marine services.

                                      -30-